EXHIBIT 99.1

27500 SW Parkway Ave
Wilsonville, Oregon
97070-9215

800.294.6400
T 503.685.8888
F 503.685.8887

www.infocus.com

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Martin Flynn
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8576

Roger Rowe	Caitlin Fox
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6826
(503) 685-8663

InFocus® Plans to Expand Board of Directors

WILSONVILLE, Ore., April 13, 2007 – InFocus® Corporation (NASDAQ: INFS) (the “Company”) today announced it plans to expand its Board of Directors to accommodate two designees proposed by Caxton Associates L.L.C. (“Caxton”), its largest shareholder, pursuant to the Settlement Agreement entered into between Caxton and InFocus on February 23, 2007.

The Company’s Board of Directors has requested that the two designees provide the information required to meet the Company’s SEC disclosure obligations and to allow the Board to determine their independence and qualifications to serve as directors.  The Company expects the designees to be appointed to the Board of Directors as promptly as practicable after the Board has received and considered the requested information.

In addition, Caxton has advised InFocus of their intent to propose a slate of nominees for election as directors of the Company at the Company’s 2007 Annual Meeting of Shareholders, which, pursuant to the Settlement Agreement must be held on or prior to July 31, 2007 (or August 31, 2007 under the conditions specified in the Settlement Agreement).

Forward-Looking Statements

This press release includes forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.